Exhibit 99.1

NEWS	Contact: Jeremy Thigpen
(713)346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

RETIREMENT OF ROBERT BLANCHARD;

APPOINTMENT OF SCOTT DUFF TO VICE PRESIDENT, CORPORATE CONTROLLER &

CHIEF ACCOUNTING OFFICER

HOUSTON, TX, MAY 16, 2014 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that its Vice President, Corporate Controller & Chief Accounting Officer, Robert Blanchard, plans to retire July 31, 2014, and that the company has chosen to name Scott Duff as his successor.

Mr. Duff holds a BBA in Accounting from the University of Texas at San Antonio and is a Certified Public Accountant. He held accounting positions at KPMG, Ernst & Young, and SBC before joining National-Oilwell in 2004. Mr. Duff has served as National Oilwell Varco’s Vice President of Internal Audit since 2005.

Jeremy Thigpen, Senior Vice President & Chief Financial Officer of National Oilwell Varco, remarked, “We are pleased to promote Scott Duff as Robert’s successor. Scott’s technical skills, experience and leadership capabilities make him an obvious and natural choice for the role, and we are confident that Scott will continue to build upon our solid finance foundation.

We are grateful to Robert Blanchard for over 25 years of truly exceptional leadership. While Robert’s contributions here are many, I think his greatest accomplishment is the world-class accounting organization he assembled, mentored and led. Although we will miss Robert, we are pleased he will soon have the opportunity to relax and enjoy time with his family and friends.”

Since joining the company in 1989, Mr. Blanchard has served in various roles of increasing responsibility, including Vice President & Corporate Controller of Varco in 2002, and Vice President, Corporate Controller & Chief Accounting Officer of National Oilwell Varco since May 2005. He played a key role in integrating dozens of acquisitions undertaken by the company, and continues to play a critical role in the imminent spinout of its Distribution Services business unit as an independent public company.

Clay Williams, President & Chief Executive Officer of National Oilwell Varco remarked that “I have had the privilege of working closely with Robert through nearly two decades of extraordinary corporate growth, and I am grateful for his leadership and friendship. He leaves a wonderful legacy at National Oilwell Varco. I also congratulate Scott on his new role. National Oilwell Varco is fortunate to have such a deep bench of exceptional financial leadership.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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